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EXHIBIT 10.40.2

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE RESOLD OR HYPOTHECATED BY THE HOLDER UNLESS SUCH TRANSFER COMPLIES WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SAID ACT. ACCEPTANCE OF THIS NOTE CONSISTUTES THE HOLDER'S REPRESENTATION THAT THE HOLDER TAKES THIS NOTE FOR INVESTMENT AND NOT WITH A VIEW TO RESALE OR DISTRIBUTION.

                                                                     Note No. 01

                              UNSECURED CONVERTIBLE

                                 PROMISSORY NOTE

$1.00                                                              April 1, 2003
Irvine, California

         HiEnergy Technologies, Inc., a Delaware corporation ("Maker"), for value received, hereby promises to pay YOCCA, PATCH & YOCCA, LLP, a California limited liability partnership, or order ("Holder"), at 19900 MacArthur Blvd., Suite 650, Irvine, California 92612, or at such other place as designated in writing by Holder, the principal sum of One Dollars and No Cents ($1.00), with interest thereon at the rate of ten percent (10%) per annum on the then outstanding principal balance computed on the basis of a 365-day year and charged on the basis of actual days elapsed minus thirty (30) days. The outstanding principal balance, together with any and all accrued but unpaid interest shall all be due and payable in full on or before 5:00 p.m., California time, September 15, 2003 (the "Maturity Date"). Interest shall accrue from and after the date of this Unsecured Convertible Promissory Note ("Note"), payable in full on or before the Maturity Date. All sums payable pursuant hereto shall be payable in lawful money of the United States of America. Payments made under this Note shall be first credited to fees or costs due under this Note, then to accrued interest and lastly to outstanding principal. Unpaid interest shall be added to principal on each anniversary of the date of this Note and bear like interest.

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                              TERMS AND CONDITIONS

         Section 1. PREPAYMENT. Maker may prepay this Note in whole or in part, without penalty, at any time and from time to time upon thirty days prior written notice to Holder (the "Notice").

         Section 2. DEFAULT. If any of the following events (each hereinafter called individually an "Event of Default") shall occur:

                  (a) If Maker shall default in the payment of any amount on this Note when the same shall become due and payable, whether at maturity or by acceleration or otherwise, or otherwise default under this Note; or

                  (b) If Maker shall make an assignment for the benefit of creditors; or

                  (c) If Maker shall file a voluntary petition in bankruptcy, or shall be adjudicated a bankrupt or insolvent under the present or any future Federal Bankruptcy Act or other applicable federal, state or other statute, law or regulation; or

                  (d) In the event of a liquidation, dissolution or winding up of the Maker, whether voluntary or involuntary, or a sale, or a series of related sales, of all or substantially all of the assets of the Maker, or a sale, or a series of related sales, or exchange, of capital stock of the Maker, either by the Maker or its shareholders, such that the Maker's shareholders immediately before such transaction do not hold (by virtue of such shares or securities issued solely with respect thereto) more than fifty percent (50%) of the voting power of the surviving or continuing entity, or a merger, consolidation, acquisition of property or shares, separation or reorganization of the Maker with one or more entities, corporate or otherwise, as a result of which the Maker is not the surviving corporation or as a result of which the holders of stock of the Maker as of prior to the transaction do not hold (by virtue of such shares or securities issued solely with respect thereto) more than fifty percent (50%) of the voting power of the surviving or continuing entity; or

then, and in each and every such case, the Holder of this Note may by notice in writing to the Maker declare all amounts under this Note to be forthwith due and payable (except that, in the case of an Event of Default under either Section 2(b) or Section 2(c), this Note shall become immediately due and payable without notice) and thereupon the balance shall become so due and payable, without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived. The Maker shall give promptly a written notice to Holder of the occurrence or the approval by the Maker or its Board of Directors of any and all of the foregoing events, and in any of the events under Section 2(d) or Section 2(e), such notice shall be given at least fifteen (15) days prior to the anticipated effective date of the transaction. In addition, upon an Event of Default, Holder may exercise any and all other rights and remedies Holder has at law, in equity or otherwise. All remedies are cumulative. No single or partial exercise of Holder of any right hereunder shall preclude any other or further exercise thereof or the exercise of any other right.

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         Section 3. NO WAIVER.  No waiver by Holder of any  default of breach by
Maker under this Note shall be implied from any delay or omission by Holder to take action on account of such default if such default persists or is repeated; no express waiver shall affect any default other than the default expressly made the subject of the waiver and any such express waiver shall be operative only for the time and to the extent therein stated. Any waiver of any covenant, term or condition contained herein shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by Holder to or of any act by Maker requiring further consent or approval shall not be deemed to waive or render unnecessary the consent or approval to or of any subsequent similar act.

         Section 4. COLLECTION COSTS. Maker covenants that, upon an Event of Default, it shall pay to the person entitled to receive such payment such further amount, to the extent lawful, as shall be sufficient to cover the cost and expense of collection and enforcement of this Note, including reasonable attorneys' fees and costs, court costs, costs of appeal and costs of collection and enforcement of any judgment.

         Section 5. SUCCESSORS/LIABILITY. This Note shall be binding upon the successors and assigns of Maker and shall inure to the benefit of Holder and its successor and assigns. Diligence, demand, notice, presentment, notice of intent to accelerate the maturity of this Note are waived by Maker. This Note shall be governed by and construed in accordance with the laws of the State of California.

         Section 6. COMPLIANCE WITH LAW. It is Maker's and Holder's intention to comply with any applicable usury law. In furtherance of this intention of Holder and Maker, all agreements between Maker and Holder are expressly limited so that in no event whatsoever shall the amount paid or agreed to be paid to Holder for the use, forbearance or detention of money under this Note exceed the maximum permissible under applicable law. If, for any reason whatsoever, fulfillment of any provision hereof shall be prohibited by law, the obligation to be fulfilled shall be reduced to the maximum amount so prohibited, and if for any reason Holder should have received as interest an amount which would exceed the highest lawful rate, such amount which would be in excess of the permitted interest shall, at Holder's option, be applied to the reduction of principal of this Note and not to the payment of interest, or be refunded to Maker. This provision shall control any other provision of all agreements between Maker and Holder.

         Section 7. TRANSFER. Subject to the restrictions and limitations on transfer under federal or state securities laws, upon surrender of this Note for transfer or exchange, a new Note or new Notes of the same tenor, dated the date to which interest has been paid on the surrendered Note and in an aggregate principal amount equal to the unpaid principal amount of the Note so surrendered, will be issued to and registered in the name of the transferee or transferees.

         Section 8. NOTE REGISTER. This Note is transferable only upon the books of the Maker that Maker shall maintain for such purpose. The Maker may treat the registered holder of this Note as he or it appears on the Maker's books at any time as the Holder for all purposes.

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         Section 9. LOSS,  ETC., OF NOTE. Upon receipt of evidence  satisfactory to the Maker of the loss, theft, destruction or mutilation of this Note, and of indemnity reasonably satisfactory to the Maker if lost, stolen or destroyed, and upon surrender and cancellation of this Note if mutilated, the Maker shall execute and deliver to the Holder a new Note of like date, tenor and denomination.

         Section 10. LEGAL REPRESENTATION. Yocca Patch & Yocca, LLP represents and has represented Maker in specific matters, and has agreed at Maker's request to accept payment in the form of this long-term Note rather than payment in cash within 30 days, as is the normal practice. Maker's interests in this Note are, or at least potentially are, adverse to those of the Holder. Maker understands and acknowledges that (a) this Note is an unconditional obligation to pay the indebtedness represented by this Note, plus interest at the maximum lawful rate, unless converted at the Holder's option; (b) this Note is convertible into securities of Maker at the option of the Holder; (c) this Note may be accelerated in the events described in Section 2 of this Note; and (d) if unpaid when due, the Maker shall be responsible to pay Holder's attorneys' fees and costs of collection in addition to the amounts otherwise due. Maker has been advised by Yocca Patch & Yocca to discuss this Note, before signing this Note, with independent counsel of Maker's choice to be advised in regard to the benefits, risks or any other aspect of this Note. Also, this Note is in an amount equal to Yocca Patch & Yocca, LLP's billings as of a recent date, which Maker has reviewed and approved prior to signing this Note.

         Section 11. AUTHORIZATION. Maker represents and warrants to Holder that the undersigned are duly elected and acting officers of Maker, holding the offices indicated below, and duly and validly authorized by the Maker's Bylaws to execute and deliver and cause the Maker to perform this Note without any further corporate action.

         Section 12. CONVERSION. The Holder shall have the right to convert (the "Conversion Right"), on the terms and conditions hereinafter set forth, the principal amount and accrued interest, costs or other charges of this Note that is then outstanding, in whole or in part, into a number of shares of Common Stock, $.001 par value ("Stock") of the Maker equal to the result obtained by dividing the principal amount of the Note then outstanding by One Dollar ($1.00), subject to adjustment as described below (the "Conversion Price"). The period during which the Holder shall be entitled to elect to convert this Note then outstanding, or any portion thereof, into Stock of Maker pursuant hereto shall be from the date of this Note until the later of the date set for prepayment by the Notice or the date of payment of this Note (the "Conversion Period"). If Holder fails to make such election to convert the then outstanding principal amount of this Note, in the manner hereinafter set forth, within the Conversion Period, the Conversion Right granted hereunder shall terminate automatically and be of no further force or effect with respect to the portion of this Note so repaid. In the event Notice is withdrawn by Maker prior to payment, or for any reason payment is not made on the date set in the Notice, the Conversion Right granted under this Section1 shall not terminate and, the Holder shall

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again have the  Conversion  Right granted under this Section with respect to the principal amount of this Note then outstanding. If the Holder desires to convert all or part of this Note, on the terms set forth in this Section, into Stock, then, during the Conversion Period, the Holder must give written notice to Maker of such Holder's election to convert this Note as aforesaid, which election shall be irrevocable. Then, the Maker will cause one or more stock certificates evidencing the Holder's ownership of the number of Conversion Shares into which this Note has been converted as aforesaid to be delivered promptly to the Holder against surrender to Maker of the original of this Note or a replacement for a lost, stolen or destroyed Note. The Maker shall cause the Conversion Price to be adjusted from time to time in case Maker shall (i) pay a dividend or other distribution of shares of the Stock to the holders of the outstanding shares of such class of Stock, (ii) subdivide the outstanding shares of the class of Stock into which this Note is convertible into a greater number of shares, (iii) combine the outstanding shares of Stock into which this Note is convertible into a smaller number of shares, or (iv) merge or otherwise reorganize or reclassify the Stock. In the event of each of the foregoing, the Conversion Price in effect immediately prior thereto shall be adjusted so that the Holder of the Note thereafter surrendered for conversion shall be entitled to receive the number of shares of Stock, or other shares or property, which he would have owned or have been entitled to receive had the Note been converted immediately prior to the happening of such event at the same aggregate Conversion Price. An adjustment made pursuant to this Section shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of subdivision or combination. Such adjustments will be made sequentially upon the happening of more than one of the events described above.

         IN WITNESS WHEREOF, Maker has caused this Note to be executed as of the date set forth above.

                      HiEnergy Technologies, Inc.,
                      a Delaware corporation

                      By:  /S/ BOGDAN C. MAGLICH
                           ------------------------------------------------
                               Bogdan C. Maglich, Chief Executive Officer


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